Collective Brands Comments on Verdict in adidas Matter

TOPEKA, KS -- 05/06/2008 -- Collective Brands, Inc. ("the Company") (NYSE: PSS) understands that a verdict of $305 million has been reached in the previously disclosed adidas matter pending in the federal court in Portland, Oregon.

The Company is reviewing the verdict and assessing its impact. The Company believes that the verdict was excessive and unjustified. The Company will ask the court to set aside the verdict and, if it is not granted, intends to take all necessary steps to overturn it.

About Collective Brands, Inc.

Collective Brands is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Robeez, Saucony, and Sperry Top-Sider. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

Contact:
James Grant
(785) 559-5321